Exhibit 99.1

Collegiate Funding Services, Inc. Reports Second Quarter and First Half 2004 Results
Loan Originations up 31% Compared to Second Quarter 2003, to $704 Million
Received Highest Servicer Rating From Moody’s Investors Service

August 10, 2004 (FREDERICKSBURG, VA) — Collegiate Funding Services, Inc. (Nasdaq: CFSI), a vertically integrated provider and servicer of federal and private education loans, today reported net income of $2.1 million, or $0.09 per share on a diluted basis, for the second quarter ended June 30, 2004, compared with a net loss of $15.1 million, or $1.01 per diluted share, for the same quarter in 2003.

Net revenues for the second quarter were $38.1 million, up 147% from $15.4 million from the same quarter last year. The Company generated $703.7 million of education loans in the second quarter, an increase of 31% from $537.4 million from the second quarter in 2003. The Company’s portfolio of federally guaranteed loans increased to $3.7 billion at the end of the second quarter, up 164% from $1.4 billion at the end of the second quarter in 2003. The Company reported total student loans serviced of $9.9 billion as of June 2004, an increase of 38% from $7.1 billion in June 2003.

Collegiate Funding Services priced its initial public offering of common stock on July 16, 2004. The Company used IPO proceeds to redeem all of its preferred shares. Dividends on these shares were $2.2 million in the second quarter and $4.3 million for the first half of the year.

Collegiate Funding Services attributed its strong performance during the quarter primarily to higher revenues generated from its rapidly growing portfolio of government guaranteed student loans. “The results of the recent quarter reflect the success of our direct-to-consumer business model, as well as the progress we’ve made on a number of strategic initiatives,” said J. Barry Morrow, president and chief executive officer, Collegiate Funding Services, Inc. “We continue to execute on our strategy to develop recurring revenues by retaining a greater portion of loans we originate and expanding our quality servicing platform. I am particularly pleased that we continue to play a critical role in helping students and their families finance the increasing cost of education.”

During the quarter, Collegiate Funding Services reported the following notable developments:

•	The Company received an “Exceptional Performer” designation from the U.S. Department of Education. As a result, loans serviced by Collegiate Funding Services are protected by a 100% reimbursement from the government against default. This designation created a $1.9 million non-cash reduction in the loan loss provision during the quarter.

•	Collegiate Funding Services also received an SQ-1 credit rating from Moody’s Investors Service, the highest quality rating possible for servicing. The Company is the first and only student loan servicer to date to achieve such a rating.

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•	In April 2004, Collegiate Funding Services acquired Youth Media and Marketing Networks (“Y2M”), the nation’s leading education finance affinity marketer. This acquisition expands the Company’s channel for marketing directly to college students and recent graduates by adding more than 50 affinity relationships with schools and alumni associations that have access to more than 250,000 graduating students annually.

Quarterly Financial Highlights
 Net revenues were $38.1 million for the second quarter of 2004, primarily reflecting a rise in net interest income to $17.1 million, up 355% from $3.8 million in the second quarter 2003. The increase in net interest income reflected the growth in our average loan portfolio and higher net interest margins. Fee income of $21.0 million for the second quarter of 2004 increased by 80% from $11.6 million in the same period last year, primarily due to greater volume of loan sales to third parties, as well as increased loan servicing fee income.

Total expenses were $31.2 million in the second quarter of 2004, compared with $28.9 million for the same quarter last year, primarily due to higher marketing and mailing costs and increased salaries and benefits due principally to the addition of the servicing business last year and the acquisition of Y2M in April 2004. During the quarter, the net effect of the Company’s derivatives instruments was a gain of $3.9 million.

Supplemental financial information to this earnings release is available online at http://www.cfsloans.com.

Conference Call Information
 The Company will conduct a conference call and webcast at 5:00 p.m. Eastern Time on Tuesday, August 10, 2004, to discuss these financial results. Investors may access the webcast on the Company’s website at www.cfsloans.com by clicking on “Investor Relations”, or at www.fulldisclosure.com. Listeners should allow extra time before the webcast begins to register for the webcast and download any necessary audio software. The conference call also may be accessed by telephone by dialing 800-591-6930 (international callers dial 617-614-4908) and using the passcode 10512564.

A replay of the webcast will be available approximately 2 hours after the completion of the call and will be accessible on the Company’s investor relations website. A telephone replay will be available by dialing 888-286-8010 (international callers dial 617-801-6888) and using the passcode 59898879.

About Collegiate Funding Services Collegiate Funding Services, Inc. is among the top-five providers of education finance solutions, and a pioneer in making student loan repayment more affordable. The Company markets, originates, finances and services education loans, helping student loan borrowers to finance and refinance the cost of undergraduate, graduate, professional, career and continuing education. Collegiate Funding Services’ operations are based in Fredericksburg, VA, with a loan servicing subsidiary, CFS-SunTech Servicing, LLC, in Jackson, MS, and a marketing services agency, Youth Media & Marketing Networks, in Boston, MA. For additional information, visit www.cfsloans.com.

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Forward Looking Statements
 This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, future loan originations, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith, and the Company’s believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements contained in this release. Important factors that could cause the Company’s actual results to differ materially from the forward-looking statements the Company makes in this release are set forth under the heading “Risk Factors” in the Company’s registration statement on Form S-1 (reg. No. 333-114466) relating to its initial public offering. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf apply only as of the date of this release and are expressly qualified in their entirety by the cautionary statements included in this release. The Company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the Company has an obligation to do so under the federal securities laws. With respect to forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact:	Media Contact:
Edward Nebb	Cindy Leggett-Flynn / Melissa Daly
Euro RSCG Magnet	Brunswick Group
Tel: (212) 367-6848	Tel: (212) 333-3810
ed.nebb@eurorscg.com	cfs@brunswickgroup.com

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COLLEGIATE FUNDING SERVICES, INC.
(dollars in thousands, expect per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
Condensed Statements of Income	2004	2003	2004	2003
Net revenue
Interest income	$31,194	$13,971	$58,058	$24,155
Interest expense	15,518	10,353	28,596	19,128

Net interest income	15,676	3,618	29,462	5,027
Reversal of/provision for loan losses	(1,467)	(147)	(540)	199

Net interest income after (reversal of) provision for loan losses	17,143	3,765	30,002	4,828
Fee income	20,976	11,631	42,749	43,009

Net revenue	38,119	15,396	72,751	47,837
Expenses
Salaries and related benefits	16,172	13,917	30,153	26,314
Marketing and mailing costs	10,887	6,466	17,312	10,419
Other selling, general and administrative expenses	7,964	7,835	15,324	13,527
Swap interest	2,023	735	3,605	1,192
Derivative mark-to-market (income) expense	(5,888)	(41)	(6,114)	2,912

Total expenses	31,158	28,912	60,280	54,364

Income before income taxes and accretion of dividends on preferred stock	6,961	(13,516)	12,471	(6,527)
Income tax provision	2,705	66	4,909	(920)

Income before accretion of dividends	4,256	(13,582)	7,562	(5,607)
Accretion of dividends on redeemable preferred stock	2,192	1,507	4,308	2,678

Net income	$2,064	$(15,089)	$3,254	$(8,285)

Earnings per common share, basic	$0.10	$(1.01)	$0.15	$(0.62)

Earnings per common share, diluted	$0.09	$(1.01)	$0.14	$(0.62)

Weighted average common share outstanding, basic	21,071,523	14,920,358	21,071,523	13,403,517

Weighted average common share outstanding, diluted	22,925,616	14,920,358	22,924,733	13,403,517

Condensed Balance Sheets	June 30,	December 31,
	2004	2003

Assets
Cash and cash equivalents	$7,779	$14,436
Restricted cash	144,086	105,355
Student loans, net of allowance of $3,473 and $4,136, respectively	3,735,516	2,856,428
Goodwill	193,084	160,705
Other assets	79,604	55,358

Total assets	$4,160,069	$3,192,282

Liabilities, preferred stock of consolidated subsidiary and stockholders’ equity
Liabilities
Asset-backed notes and lines of credit	$3,926,972	$3,000,866
Other debt obligations, net	68,884	40,531
Other liabilities	42,133	36,558

Total liabilities	4,037,989	3,077,955

Preferred stock of consolidated subsidiary	93,444	89,136

Stockholders’ equity	28,636	25,191

Total liabilities, preferred stock of consolidated subsidiary and stockholders’ equity	$4,160,069	$3,192,282

Other Data	For the three months ended		For the six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Originations:
FFELP loans retained	$328,517	$308,139	$930,126	$482,547
FFELP loans sold	321,552	200,409	701,934	1,000,697
Private loans sold	53,709	28,945	99,675	62,402

Total volume	$703,778	$537,493	$1,731,735	$1,545,646

Average student loans	$3,613,439	$1,280,368	$3,373,190	$1,154,476
Average asset-backed notes and lines of credit	3,845,178	1,862,584	3,562,787	1,624,387
Student loans serviced (at end of period)*	9,885,908	7,144,497	9,885,908	7,144,497

* Collegiate Funding Services acquired its servicing operations in April 2003.